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                                                                December 9, 1998



 J.P. Morgan announces quarterly dividend increase, continued share repurchases;
                lower operating earnings seen for fourth quarter

      The Board of Directors of J.P. Morgan & Co. Incorporated today declared an increase in the regular quarterly dividend to $0.99 per share from $0.95 per share on the company's common stock (NYSE: JPM) for the quarter ending December 31, 1998.

      The Board also approved the purchase of up to $750 million of J.P. Morgan common stock, subject to market conditions and other factors. These purchases may be made periodically in 1999 or beyond in the open market or through privately negotiated transactions. To date in 1998, the firm has purchased $755 million of its shares.

      These capital actions reflect confidence in the outlook for Morgan's global business, notwithstanding that operating earnings for the 1998 fourth quarter are expected to be lower than in the third quarter because of weak results in proprietary activities, partially offset by a recent pickup in client activity. Morgan also will record a charge of approximately $100 million before taxes in the fourth quarter related to previously reported cost reduction programs.

      The regular common stock dividend will be payable January 15, 1999, to stockholders of record at the close of business on December 21, 1998. Annualized, the new dividend is $3.96, compared with $3.80 previously, and represents an increase of approximately 4%.

      A dividend has been declared on Adjustable Rate Cumulative Preferred Stock, Series A (NYSE: JPM Pr A) at the rate of 5% per annum and in the amount of $1.25 per share for the quarter ending December 31, 1998, payable on December 31, 1998, to stockholders of record at the close of business on December 21, 1998.

      A dividend also has been declared on Cumulative Preferred Stock, Series H (NYSE: JPM Pr H) at the rate of 6.625% per annum and in the amount of $8.28125 (or the equivalent of $0.828125 per depositary share) for the quarter ending December 31, 1998, payable on December 31, 1998, to stockholders of record at the close of business on December 21, 1998.


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